EXHIBIT 21

ACCELERATE DIAGNOSTICS, INC.
LIST OF SUBSIDIARIES

Legal Entity	Jurisdiction/Domicile
Accelerate Diagnostics UK Limited	England
Accelerate Diagnostics S.L.	Spain
Accelerate Diagnostics GmbH	Germany
Accelerate Diagnostics SARL	France
Accelerate Diagnostics S.r.l	Italy
Accelerate Diagnostics B.V.	Netherlands
Accelerate Diagnostics Holdings, LLC	United States